Exhibit 99.1

KinderCare Reports Second Quarter 2025 Financial Results

Second Quarter Highlighted by Continued Revenue Growth, Strategic Enrollment Initiatives, and Improved Federal Policy Clarity.

Management Refines Guidance for Full Year 2025.

Lake Oswego, Ore. (August 12, 2025) – KinderCare Learning Companies, Inc. (NYSE: KLC) (“KinderCare,” the “Company,” and “we”), a leading provider of high-quality early childhood education, today announced financial results for the second quarter ended June 28, 2025.

Second Quarter 2025 Highlights

•
Revenue of $700.1 million
•
Income from operations of $68.7 million
•
Net income of $38.6 million and net income per common share, diluted of $0.33

Non-GAAP financial measures

•
Adjusted EBITDA (1) of $82.4 million
•
Adjusted net income (1) of $26.0 million and adjusted net income per common share, diluted (1) of $0.22

“Our second quarter financial results reflect continued revenue growth and the resilience of our business, even as enrollment trends turned softer than anticipated late in the quarter,” said Paul Thompson, KinderCare’s Chief Executive Officer. "Despite our second quarter occupancy being similar to pre-pandemic levels at 71%, we are intently focused on initiatives to improve occupancy. Our investments into digital tools and focused engagement are addressing market specific needs within our footprint while building value for our brands within communities.”

Mr. Thompson continued, “With the recent passage of the new federal budget, we are energized by the continued strong bi-partisan support to increase access to affordable childcare for American families, including the enhanced Employer-Provided Child Care Credit. We believe KinderCare has the unique scale and flexibility to bring high quality early childhood education to families across the U.S. by meeting families, and employers, where they need us the most."

Second Quarter 2025 Financial Results

Total revenue increased $10.2 million, or 1.5%, to $700.1 million for the second quarter of 2025 as compared to $689.9 million for the second quarter of 2024.

Revenue from early childhood education centers increased by $6.5 million, or 1.0%, for the second quarter of 2025 as compared to the second quarter of 2024, of which approximately 2% was from higher tuition rates, partially offset by approximately 1% from lower enrollment.

Revenue from before- and after-school sites increased by $3.7 million, or 7.5%, for the second quarter of 2025 as compared to the second quarter of 2024 primarily due to opening new sites.

Income from operations decreased $11.9 million, or 14.8%, to $68.7 million for the second quarter of 2025 as compared to $80.6 million for the second quarter of 2024. The decrease was driven by an increase in cost of services of $19.4 million, primarily as a result of higher personnel costs due to increased wage rates, as well as increases in other center operating expenses driven by operating more centers and sites. The increase in cost of services was partially offset by the $10.2 million in revenue growth noted above.

Net income increased $10.1 million, or 35.2%, to $38.6 million for the second quarter of 2025 as compared to $28.5 million for the second quarter of 2024. The $10.1 million increase was driven by a $23.9 million decrease in interest expense, primarily due to lower outstanding principal and interest rates on the First Lien Term Loan Facility as a result of the October 2024 repayment and repricing amendment executed in conjunction with the Company's IPO, partially offset by the impact to income from operations noted above. Net income per common share, diluted was $0.33 for the second quarter of 2025 compared to $0.32 for the second quarter of 2024.

For the second quarter of 2025, adjusted EBITDA (1) decreased $3.9 million, or 4.5%, to $82.4 million, and adjusted net income (1) increased $12.5 million, to $26.0 million, from the second quarter of 2024. Adjusted net income per common share, diluted (1) was $0.22 for the second quarter of 2025.

As of June 28, 2025, the Company operated 1,589 early childhood education centers and 1,043 before- and after-school sites.

Balance Sheet and Liquidity

As of June 28, 2025, the Company had $119.0 million of cash and cash equivalents and $194.4 million of available borrowing capacity under the revolving credit facility, after giving effect to the outstanding letters of credit of $68.1 million.

During the fiscal year ended June 28, 2025, the Company generated $133.5 million in cash provided by operating activities and made net investments totaling $72.2 million, which include $57.7 million in property and equipment and $14.6 million in acquisitions. Additionally, during the fiscal year ended June 28, 2025, the Company utilized $4.6 million in cash for financing activities.

2025 Outlook

The Company is refining its guidance ranges for the full year 2025. Based on lowered occupancy expectations, revenue is now expected to be approximately $2.75 billion to $2.80 billion and adjusted EBITDA to be approximately $310 million to $320 million (2). Adjusted net income per common share, diluted is expected to be approximately $0.77 to $0.82 (2).

Conference Call and Webcast

Management will host a conference call today at 5:00 pm ET to discuss the financial results for the second quarter of 2025. The conference call will be webcast live via the Company's investor relations website at https://investors.kindercare.com. A replay of the webcast will be made available on the same investor relations website shortly after the event concludes.

Interested parties may also access the conference call live over the phone by dialing 1-800-549-8228 (Toll-free) or 1-646-564-2877 (Toll) and referencing conference ID 80406. Participants are asked to dial in a few minutes prior to the call to register.

A supplemental presentation of second quarter results will be available at https://investors.kindercare.com.

Footnote References

(1)
Adjusted EBITDA, adjusted net income, and adjusted net income per common share are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the comparable GAAP measures are included in the tables at the end of this press release.
(2)
Future period non-GAAP outlook, including adjusted EBITDA and adjusted net income per common share, diluted, includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Use of Non-GAAP Financial Measures” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release and on the related teleconference that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations or guidance regarding, among other things, financial position; future financial outlook and performance; business plans and objectives; general economic and industry trends; operating results; and working capital and liquidity and other statements contained in this presentation that are not historical facts. When used in this press release and on the related teleconference, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “vision,” or “should,” or the negative thereof or other variations thereon or comparable terminology. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to address changes in the demand for child care and workplace solutions; our ability to adjust to shifts in workforce demographics, economic conditions, office environments and unemployment rates; our ability to hire and retain qualified teachers, management, employees, and maintain strong employee engagement; the impact of public health crises, such as the COVID-19 pandemic, on our business, financial condition and results of operations; our ability to address adverse publicity; changes in federal child care and education spending policies, tax incentives and budget priorities; our ability to acquire additional capital; our ability to successfully identify acquisition targets, acquire businesses and integrate acquired operations into our business; our reliance on our subsidiaries; our ability to protect our intellectual property rights; our ability to protect our information technology and that of our third-party service providers; our ability to manage the costs and liabilities of collecting, using, storing, disclosing, transferring and processing personal information; our ability to manage payment-related risks; our expectations regarding the effects of existing and developing laws and regulations, litigation and regulatory proceedings; our ability to maintain adequate insurance coverage; the fluctuation in our stock price; the occurrence of natural disasters, environmental contamination or other highly disruptive events; expenses associated with being a public company and other risks and uncertainties set forth under “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 28, 2024 and in our other filings with the SEC. The Company does not undertake any obligation to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based, except as otherwise required by law.

Use of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including EBIT, EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per common share. Tables showing the reconciliation of these non-GAAP financial measures to the comparable GAAP measures are included at the end of this release. Management believes these non-GAAP financial measures are useful in evaluating the Company’s operating performance, and may be helpful to securities analysts, institutional investors and other interested parties in understanding the Company’s operating performance and prospects.

Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures, such as net income or net income per common share. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

About KinderCare Learning Companies™

A leading private provider of early childhood and school-age education and care, KinderCare builds confidence for life in children and families from all backgrounds. KinderCare supports hardworking families in 41 states and the District of Columbia with differentiated flexible child care solutions:

•
In neighborhoods, with KinderCare® Learning Centers that offer early learning programs for children six weeks to 12 years old;
•
Crème School®, which offers a premium early education experience using a variety of enrichment classrooms; and
•
In local schools, with Champions® before and after-school programs.

KinderCare partners with employers nationwide to address the child care needs of today’s dynamic workforce. We provide customized family care benefits for organizations, including care for young children on or near the site where their parents work, tuition benefits, and backup care where KinderCare programs are located. Headquartered in Lake Oswego, Oregon, KinderCare operates more than 2,600 early learning centers and sites.

Contacts:

Investors
Sloan Bohlen, Solebury Strategic Communications
investors@kindercare.com

Media
Stephanie Knight, Solebury Strategic Communications
media@kindercare.com

Source: KinderCare

KinderCare Learning Companies, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 28, 2025	December 28, 2024
Assets
Current assets:
Cash and cash equivalents	$119,034	$62,336
Accounts receivable, net	112,730	104,333
Prepaid expenses and other current assets	44,614	48,104
Total current assets	276,378	214,773
Property and equipment, net	424,938	418,524
Goodwill	1,133,421	1,119,714
Intangible assets, net	425,148	429,766
Operating lease right-of-use assets	1,449,671	1,373,064
Other assets	80,956	89,626
Total assets	$3,790,512	$3,645,467
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$173,543	$152,660
Related party payables	—	119
Current portion of long-term debt	9,668	7,251
Operating lease liabilities—current	147,571	144,919
Deferred revenue	35,504	26,376
Other current liabilities	53,944	81,433
Total current liabilities	420,230	412,758
Long-term debt, net	916,805	918,719
Operating lease liabilities—long-term	1,394,730	1,315,587
Deferred income taxes, net	26,683	30,907
Other long-term liabilities	107,785	102,987
Total liabilities	2,866,233	2,780,958
Total shareholders' equity	924,279	864,509
Total liabilities and shareholders' equity	$3,790,512	$3,645,467

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data and percentages)

	Three Months Ended
	June 28, 2025		June 29, 2024
Revenue	$700,110		$689,933
Costs and expenses:
Cost of services (excluding depreciation and impairment)	519,477	74.2%	500,031	72.5%
Depreciation and amortization	31,074	4.4%	29,212	4.2%
Selling, general, and administrative expenses	78,648	11.2%	78,583	11.4%
Impairment losses	2,235	0.3%	1,521	0.2%
Total costs and expenses	631,434	90.2%	609,347	88.3%
Income from operations	68,676	9.8%	80,586	11.7%
Interest expense	20,073	2.9%	43,927	6.4%
Interest income	(1,424)	(0.2%)	(1,752)	(0.3%)
Other income, net	(3,049)	(0.4%)	(500)	(0.1%)
Income before income taxes	53,076	7.6%	38,911	5.6%
Income tax expense	14,488	2.1%	10,376	1.5%
Net income	$38,588	5.5%	$28,535	4.1%
Net income per common share: (1)
Basic	$0.33		$0.32
Diluted	$0.33		$0.32
Weighted average number of common shares outstanding: (1)
Basic	118,309		90,366
Diluted	118,371		90,366
(1)
On October 8, 2024, the Company effected a common stock conversion, in which Class A and Class B common stock were converted to common stock at a ratio of 8.375 to one (“Common Stock Conversion”). The outstanding shares and per share amounts for the three months ended June 29, 2024 have been adjusted to retrospectively reflect the conversion.

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data and percentages)

	Six Months Ended
	June 28, 2025		June 29, 2024
Revenue	$1,368,354		$1,344,603
Costs and expenses:
Cost of services (excluding depreciation and impairment)	1,035,665	75.7%	997,725	74.2%
Depreciation and amortization	61,051	4.5%	57,752	4.3%
Selling, general, and administrative expenses	150,375	11.0%	169,038	12.6%
Impairment losses	3,745	0.3%	5,883	0.4%
Total costs and expenses	1,250,836	91.4%	1,230,398	91.5%
Income from operations	117,518	8.6%	114,205	8.5%
Interest expense	40,181	2.9%	80,347	6.0%
Interest income	(2,083)	(0.2%)	(3,860)	(0.3%)
Other income, net	(2,651)	(0.2%)	(3,784)	(0.3%)
Income before income taxes	82,071	6.0%	41,502	3.1%
Income tax expense	22,326	1.6%	14,718	1.1%
Net income	$59,745	4.4%	$26,784	2.0%
Net income per common share: (1)
Basic	$0.51		$0.30
Diluted	$0.50		$0.30
Weighted average number of common shares outstanding: (1)
Basic	118,274		90,366
Diluted	118,346		90,366
(1)
On October 8, 2024, the Company effected a common stock conversion, in which Class A and Class B common stock were converted to common stock at a ratio of 8.375 to one (“Common Stock Conversion”). The outstanding shares and per share amounts for the six months ended June 29, 2024 have been adjusted to retrospectively reflect the conversion.

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended
	June 28, 2025	June 29, 2024
Operating activities:
Net income	$59,745	$26,784
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	61,051	57,752
Impairment losses	3,745	5,883
Change in deferred taxes	(1,963)	(93)
Loss on extinguishment of long-term debt, net	—	895
Amortization of debt issuance costs	3,189	2,684
Stock-based compensation	7,309	19,093
Realized and unrealized gains from investments held in deferred compensation asset trusts	(1,978)	(1,604)
Gain on disposal of property and equipment	(97)	(1,533)
Changes in assets and liabilities, net of effects of acquisitions	2,489	(39,808)
Cash provided by operating activities	133,490	70,053
Investing activities:
Purchases of property and equipment	(57,735)	(52,956)
Payments for acquisitions, net of cash acquired	(14,560)	(10,375)
Proceeds from the disposal of property and equipment	169	1,533
Investments in deferred compensation asset trusts	(3,667)	(5,587)
Proceeds from deferred compensation asset trust redemptions	3,603	1,585
Cash used in investing activities	(72,190)	(65,800)
Financing activities:
Payments of deferred offering costs	(275)	—
Distribution to parent	—	(320,000)
Proceeds from issuance of long-term debt	—	264,338
Principal payments of long-term debt	(2,417)	(7,933)
Payments of debt issuance costs	(269)	(230)
Repayments of promissory notes	(165)	(261)
Payments of financing lease obligations	(689)	(776)
Tax payments related to net settlement of restricted stock units	(786)	—
Cash used in financing activities	(4,601)	(64,862)
Net change in cash, cash equivalents, and restricted cash	56,699	(60,609)
Cash, cash equivalents, and restricted cash at beginning of period	62,430	156,412
Cash, cash equivalents, and restricted cash at end of period	$119,129	$95,803

KinderCare Learning Companies, Inc.

Consolidated Non-GAAP Measures (Unaudited)

(In thousands, except per share data)

The following table shows EBIT, EBITDA, and adjusted EBITDA for the periods presented, and the reconciliation to its most comparable GAAP measure, net income, for the periods presented:

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024
Net income	$38,588	$28,535	$59,745	$26,784
Add back:
Interest expense	20,073	43,927	40,181	80,347
Interest income	(1,424)	(1,752)	(2,083)	(3,860)
Income tax expense	14,488	10,376	22,326	14,718
EBIT	$71,725	$81,086	$120,169	$117,989
Add back:
Depreciation and amortization	31,074	29,212	61,051	57,752
EBITDA	$102,799	$110,298	$181,220	$175,741
Add back:
Impairment losses (1)	2,235	1,521	3,745	5,883
Stock-based compensation (2)	3,461	1,413	7,534	1,308
Management and advisory fee expenses (3)	—	1,216	—	2,432
Acquisition related costs (4)	—	—	—	16
Non-recurring distribution and bonus expense (5)	—	—	—	19,287
COVID-19 Related Stimulus, net (6)	(26,050)	(31,281)	(26,713)	(50,775)
Other costs (7)	—	3,184	210	6,899
Adjusted EBITDA	$82,445	$86,351	$165,996	$160,791

The following table shows adjusted net income and adjusted net income per common share for the periods presented and the reconciliation to the most comparable GAAP measure, net income and net income per common share, respectively, for the periods presented:

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024
Net income	$38,588	$28,535	$59,745	$26,784
Income tax expense	14,488	10,376	22,326	14,718
Net income before income tax	$53,076	$38,911	$82,071	$41,502
Add back:
Amortization of intangible assets	2,309	2,284	4,618	4,568
Impairment losses (1)	2,235	1,521	3,745	5,883
Stock-based compensation (2)	3,461	1,413	7,534	1,308
Management and advisory fee expenses (3)	—	1,216	—	2,432
Acquisition related costs (4)	—	—	—	16
Non-recurring distribution and bonus expense (5)	—	—	—	19,287
COVID-19 Related Stimulus, net (6)	(26,050)	(31,281)	(26,713)	(50,775)
Loss on extinguishment of long-term debt, net (8)	—	895	—	895
Other costs (7)	—	3,184	210	6,899
Adjusted income before income tax	35,031	18,143	71,465	32,015
Adjusted income tax expense (9)	9,042	4,683	18,445	8,263
Adjusted net income	$25,989	$13,460	$53,020	$23,752
Net income per common share: (10)
Basic	$0.33	$0.32	$0.51	$0.30
Diluted	$0.33	$0.32	$0.50	$0.30
Adjusted net income per common share: (10)
Basic	$0.22	$0.15	$0.45	$0.26
Diluted	$0.22	$0.15	$0.45	$0.26
Weighted average number of common shares outstanding: (10)
Basic	118,309	90,366	118,274	90,366
Diluted	118,371	90,366	118,346	90,366

Explanation of add backs:

(1)
Represents impairment charges for long-lived assets as a result of center closures and reduced operating performance at certain centers due to the impact of changing demographics in certain locations in which we operate and current macroeconomic conditions on our overall operations.
(2)
Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification 718, Compensation: Stock Compensation, and excludes cash-settled, liability-classified stock-based compensation expense. The six months ended June 29, 2024 excludes $14.3 million in expense included within “Non-recurring distribution and bonus expense” as described in explanation (5) below.
(3)
Represents amounts incurred for management and advisory fees with related parties in connection with a management services agreement with Partners Group (USA), Inc., a related party of the Company’s ultimate parent, which was terminated upon completion of our IPO.
(4)
Represents costs incurred in connection with planned and completed acquisitions, including due diligence, transaction, integration, and severance related costs. During the six months ended June 29, 2024, these costs were incurred related to the acquisition of Crème School.
(5)
During March 2024, we recognized a $14.3 million one-time expense related to an advance distribution to holders of Class B PIUs. In connection with this distribution, we recognized a $5.0 million one-time bonus expense for holders of RSUs and stock options to account for the change in value associated with the March 2024 distribution for Class B PIUs. We do not routinely make distributions to Class B PIU holders in advance of a liquidity event or pay bonuses to RSU or stock option holders outside of normal vesting and we do not expect to do so in the future. In connection with our IPO, KC Parent, our direct parent prior to our IPO, distributed shares of our common stock then held by KC Parent to unitholders of KC Parent in proportion to their interests in KC Parent.
(6)
Includes expense reimbursements and revenue arising from the COVID-19 pandemic, net of pass-through expenses incurred as a result of certain grant requirements. We recognized $0.7 million during the six months ended June 28, 2025 and $14.9 million and $39.0 million during the three and six months ended June 29, 2024, respectively, in funding for reimbursement of center operating expenses in cost of services (excluding depreciation and impairment). Additionally, during both the three and six months ended June 28, 2025 and June 29, 2024, we recognized $30.1 million and $23.4 million of ERC offsetting cost of services (excluding depreciation and impairment) as well as $2.1 million and $2.6 million in professional fees in selling, general, and administrative expenses, respectively, as a result of calculating and filing for ERC. COVID-19 Related Stimulus is net of pass-through expenses incurred as stipulated within certain grants of $1.9 million during both the three and six months ended June 28, 2025 and $4.5 million and $9.2 million during the three and six months ended June 29, 2024, respectively.
(7)
Includes certain professional fees incurred for both contemplated and completed debt and equity transactions, as well as costs expensed in connection with prior contemplated offerings. For the six months ended June 28, 2025, other costs include $0.2 million in costs related to our IPO. For the three months ended June 29, 2024, other costs includes $1.4 million in costs related to our IPO and $0.7 million in transaction costs associated with our repricing on our senior secured credit facilities. For the six months ended June 29, 2024, other costs includes $2.9 million in transaction costs associated with our incremental first lien term loan and repricing on our senior secured credit facilities and $1.4 million in costs related to our IPO. These costs represent items management believes are not indicative of core operating performance.
(8)
Includes the unamortized original issue discount and deferred financing costs that were written off in connection with certain lenders that had reduced principal holdings or did not participate in the loan syndication as a result of certain amendments to our senior secured credit facilities. For the three and six months ended June 29, 2024, the loss on extinguishment of long-term debt is the result of the April 2024 repricing amendment to the Credit Agreement. During the three months ended December 28, 2024, management updated the definition of adjusted net income to include loss on extinguishment of long-term debt, net and has adjusted prior periods presented to reflect the updated definition for comparative purposes. Loss on extinguishment of long-term debt, net is not considered by management to be indicative of core operating performance.
(9)
Includes the tax effect of the non-GAAP adjustments, calculated using the appropriate federal and state statutory tax rate and the applicable tax treatment for each adjustment. The non-GAAP tax rate was 25.8% for the three and six months ended June 28, 2025 and June 29, 2024. Our statutory rate is re-evaluated at least annually.
(10)
The outstanding shares and per share amounts for the three and six months ended June 29, 2024 have been retrospectively adjusted to reflect the Common Stock Conversion.